================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 9)
                         ______________________________


                                 ESG RE LIMITED
                                (Name of Issuer)


COMMON STOCK, $1.00 PAR VALUE PER SHARE                          000G312151
   (Title of class of securities)                              (CUSIP number)


                                 NEIL H. KOFFLER
                               SC FUNDAMENTAL LLC
                              420 LEXINGTON AVENUE
                                   SUITE 2601
                               NEW YORK, NY 10170
                                 (212) 888-9100
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                 WITH A COPY TO:

                             DAVID E. ZELTNER, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                          NEW YORK, NEW YORK 10153-0119
                                 (212) 310-8000

                                 JANUARY 2, 2003
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act. (However, see the Notes.)


                         (Continued on following pages)

                                    (Page 1)

================================================================================

-------------------------------------------------------                 ------------------------------------------------------------
CUSIP No. 000G312151                                         13D                                                         Page 2
-------------------------------------------------------                 ------------------------------------------------------------
------------------     -------------------------------------------------------------------------------------------------------------
    1                  NAME OF REPORTING PERSON                                         SC FUNDAMENTAL VALUE FUND, L.P.
                       S.S. OR I.R.S. IDENTIFICATION NO.
                       OF ABOVE PERSON
------------------     -------------------------------------------------------------------------------------------------------------
    2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                              (a) [X]
                                                                                                                      (b) [ ]
------------------     -------------------------------------------------------------------------------------------------------------
    3                  SEC USE ONLY
------------------     -------------------------------------------------------------------------------------------------------------
    4                  SOURCE OF FUNDS:                                                             WC/OO
------------------     -------------------------------------------------------------------------------------------------------------
    5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                       PURSUANT TO ITEM 2(d) OR 2(e):                                                                          [ ]
------------------     -------------------------------------------------------------------------------------------------------------
    6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                                   Delaware
------------------     -------------------------------------------------------------------------------------------------------------
                                 7                 SOLE VOTING POWER:                                                        431,420
 NUMBER OF
   SHARES

BENEFICIALLY
  OWNED BY

    EACH
 REPORTING

PERSON WITH
                       -----------------------     --------------------------------------------------------- -----------------------
                                 8                 SHARED VOTING POWER:                                                            0

                       -----------------------     --------------------------------------------------------- -----------------------
                                 9                 SOLE DISPOSITIVE POWER:                                                   431,420

                       -----------------------     --------------------------------------------------------- -----------------------
                                 10                SHARED DISPOSITIVE POWER:                                                       0

------------------     -------------------------------------------------------------------------------------------------------------
    11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                             431,420
------------------     -------------------------------------------------------------------------------------------------------------
    12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                  [ ]

------------------     -------------------------------------------------------------------------------------------------------------
    13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                   3.9%
------------------     -------------------------------------------------------------------------------------------------------------
    14                 TYPE OF REPORTING PERSON:                                        PN
------------------     -------------------------------------------------------------------------------------------------------------





                                       2

-------------------------------------------------------                 ------------------------------------------------------------
CUSIP No. 000G312151                                         13D                                                         Page 3
-------------------------------------------------------                 ------------------------------------------------------------

------------------     -------------------------------------------------------------------------------------------------------------
    1                  NAME OF REPORTING PERSON                                         SC FUNDAMENTAL LLC
                       S.S. OR I.R.S. IDENTIFICATION NO.
                       OF ABOVE PERSON
------------------     -------------------------------------------------------------------------------------------------------------
    2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                               (a) [X]
                                                                                                                       (b) [ ]
------------------     -------------------------------------------------------------------------------------------------------------
    3                  SEC USE ONLY
------------------     -------------------------------------------------------------------------------------------------------------
    4                  SOURCE OF FUNDS:                                                             OO
------------------     -------------------------------------------------------------------------------------------------------------
    5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                       PURSUANT TO ITEM 2(d) OR 2(e):                                                                          [ ]
------------------     -------------------------------------------------------------------------------------------------------------
    6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                                              New York
------------------     -------------------------------------------------------------------------------------------------------------
                                 7                 SOLE VOTING POWER:                                                              0
 NUMBER OF
   SHARES

BENEFICIALLY
  OWNED BY

    EACH
 REPORTING

PERSON WITH
                       -----------------------     --------------------------------------------------------- -----------------------
                                 8                 SHARED VOTING POWER:                                                    431,420*

                       -----------------------     --------------------------------------------------------- -----------------------
                                 9                 SOLE DISPOSITIVE POWER:                                                       0

                       -----------------------     --------------------------------------------------------- -----------------------
                                 10                SHARED DISPOSITIVE POWER:                                               431,420*

------------------     -------------------------------------------------------------------------------------------------------------
    11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                                            431,420*
------------------     -------------------------------------------------------------------------------------------------------------
    12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                 [ ]

------------------     -------------------------------------------------------------------------------------------------------------
    13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                    3.9%
------------------     -------------------------------------------------------------------------------------------------------------
    14                 TYPE OF REPORTING PERSON:                                        OO
------------------     -------------------------------------------------------------------------------------------------------------


*Does not include 116,500 shares beneficially owned by Gary Siegler. Mr. Siegler has a nonvoting interest in SC Fundamental LLC. SC Fundamental LLC disclaims beneficial ownership of all such shares.




                                       3

-------------------------------------------------------                 ------------------------------------------------------------
CUSIP No. 000G312151                                         13D                                                         Page 4
-------------------------------------------------------                 ------------------------------------------------------------

------------------     -------------------------------------------------------------------------------------------------------------
    1                  NAME OF REPORTING PERSON                                         SC FUNDAMENTAL VALUE BVI, LTD.
                       S.S. OR I.R.S. IDENTIFICATION NO.
                       OF ABOVE PERSON
------------------     -------------------------------------------------------------------------------------------------------------
    2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                   (a) [X]
                                                                                                                           (b) [ ]
------------------     -------------------------------------------------------------------------------------------------------------
    3                  SEC USE ONLY
------------------     -------------------------------------------------------------------------------------------------------------
    4                  SOURCE OF FUNDS:                                                             OO
------------------     -------------------------------------------------------------------------------------------------------------
    5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                       PURSUANT TO ITEM 2(d) OR 2(e):                                                                          [ ]
------------------     -------------------------------------------------------------------------------------------------------------
    6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                                British Virgin Islands
------------------     -------------------------------------------------------------------------------------------------------------
                                 7                 SOLE VOTING POWER:                                                        703,280
 NUMBER OF
   SHARES

BENEFICIALLY
  OWNED BY

    EACH
 REPORTING

PERSON WITH
                       -----------------------     --------------------------------------------------------- -----------------------
                                 8                 SHARED VOTING POWER:                                                            0

                       -----------------------     --------------------------------------------------------- -----------------------
                                 9                 SOLE DISPOSITIVE POWER:                                                   703,280

                       -----------------------     --------------------------------------------------------- -----------------------
                                 10                SHARED DISPOSITIVE POWER:                                                       0

------------------     -------------------------------------------------------------------------------------------------------------
    11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                             703,280
------------------     -------------------------------------------------------------------------------------------------------------
    12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                  [ ]

------------------     -------------------------------------------------------------------------------------------------------------
    13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                     6.3%
------------------     -------------------------------------------------------------------------------------------------------------
    14                 TYPE OF REPORTING PERSON:                                        CO
------------------     -------------------------------------------------------------------------------------------------------------







                                       4

-------------------------------------------------------                 ------------------------------------------------------------
CUSIP No. 000G312151                                         13D                                                         Page 5
-------------------------------------------------------                 ------------------------------------------------------------

------------------     -------------------------------------------------------------------------------------------------------------
    1                  NAME OF REPORTING PERSON                                         SC-BVI PARTNERS
                       S.S. OR I.R.S. IDENTIFICATION NO.
                       OF ABOVE PERSON
------------------     -------------------------------------------------------------------------------------------------------------
    2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                   (a) [X]
                                                                                                                           (b) [ ]
------------------     -------------------------------------------------------------------------------------------------------------
    3                  SEC USE ONLY
------------------     -------------------------------------------------------------------------------------------------------------
    4                  SOURCE OF FUNDS:                                                             OO
------------------     -------------------------------------------------------------------------------------------------------------
    5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                       PURSUANT TO ITEM 2(d) OR 2(e):                                                                           [ ]
------------------     -------------------------------------------------------------------------------------------------------------
    6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                                              Delaware
------------------     -------------------------------------------------------------------------------------------------------------
                                 7                 SOLE VOTING POWER:                                                              0
 NUMBER OF
   SHARES

BENEFICIALLY
  OWNED BY

    EACH
 REPORTING

PERSON WITH
                       -----------------------     --------------------------------------------------------- -----------------------
                                 8                 SHARED VOTING POWER:                                                      703,280

                       -----------------------     --------------------------------------------------------- -----------------------
                                 9                 SOLE DISPOSITIVE POWER:                                                         0

                       -----------------------     --------------------------------------------------------- -----------------------
                                 10                SHARED DISPOSITIVE POWER:                                                 703,280

------------------     -------------------------------------------------------------------------------------------------------------
    11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                             703,280
------------------     -------------------------------------------------------------------------------------------------------------
    12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                 [ ]

------------------     -------------------------------------------------------------------------------------------------------------
    13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                    6.3%
------------------     -------------------------------------------------------------------------------------------------------------
    14                 TYPE OF REPORTING PERSON:                                        PN
------------------     -------------------------------------------------------------------------------------------------------------








                                       5

-------------------------------------------------------                 ------------------------------------------------------------
CUSIP No. 000G312151                                         13D                                                         Page 6
-------------------------------------------------------                 ------------------------------------------------------------

------------------     -------------------------------------------------------------------------------------------------------------
    1                  NAME OF REPORTING PERSON                                         PMC - BVI, INC.
                       S.S. OR I.R.S. IDENTIFICATION NO.
                       OF ABOVE PERSON
------------------     -------------------------------------------------------------------------------------------------------------
    2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                   (a) [X]
                                                                                                                           (b) [ ]
------------------     -------------------------------------------------------------------------------------------------------------
    3                  SEC USE ONLY
------------------     -------------------------------------------------------------------------------------------------------------
    4                  SOURCE OF FUNDS:                                                             OO
------------------     -------------------------------------------------------------------------------------------------------------
    5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                       PURSUANT TO ITEM 2(d) OR 2(e):                                                                          [ ]
------------------     -------------------------------------------------------------------------------------------------------------
    6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                                              Delaware
------------------     -------------------------------------------------------------------------------------------------------------
                                 7                 SOLE VOTING POWER:                                                              0
 NUMBER OF
   SHARES

BENEFICIALLY
  OWNED BY

    EACH
 REPORTING

PERSON WITH
                       -----------------------     --------------------------------------------------------- -----------------------
                                 8                 SHARED VOTING POWER:                                                      703,280

                       -----------------------     --------------------------------------------------------- -----------------------
                                 9                 SOLE DISPOSITIVE POWER:                                                         0

                       -----------------------     --------------------------------------------------------- -----------------------
                                 10                SHARED DISPOSITIVE POWER:                                                 703,280

------------------     -------------------------------------------------------------------------------------------------------------
    11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                             703,280
------------------     -------------------------------------------------------------------------------------------------------------
    12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                               [ ]

------------------     -------------------------------------------------------------------------------------------------------------
    13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                 6.3%
------------------     -------------------------------------------------------------------------------------------------------------
    14                 TYPE OF REPORTING PERSON:                                        CO
------------------     -------------------------------------------------------------------------------------------------------------







                                       6

-------------------------------------------------------                 ------------------------------------------------------------
CUSIP No. 000G312151                                         13D                                                         Page 7
-------------------------------------------------------                 ------------------------------------------------------------

------------------     -------------------------------------------------------------------------------------------------------------
    1                  NAME OF REPORTING PERSON                                         SC FUNDAMENTAL VALUE BVI, INC.
                       S.S. OR I.R.S. IDENTIFICATION NO.
                       OF ABOVE PERSON
------------------     -------------------------------------------------------------------------------------------------------------
    2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                   (a) [X]
                                                                                                                           (b) [ ]
------------------     -------------------------------------------------------------------------------------------------------------
    3                  SEC USE ONLY
------------------     -------------------------------------------------------------------------------------------------------------
    4                  SOURCE OF FUNDS:                                                             OO
------------------     -------------------------------------------------------------------------------------------------------------
    5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                       PURSUANT TO ITEM 2(d) OR 2(e):                                                                          [ ]
------------------     -------------------------------------------------------------------------------------------------------------
    6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                                              Delaware
------------------     -------------------------------------------------------------------------------------------------------------
                                 7                 SOLE VOTING POWER:                                                              0
 NUMBER OF
   SHARES

BENEFICIALLY
  OWNED BY

    EACH
 REPORTING

PERSON WITH
                       -----------------------     --------------------------------------------------------- -----------------------
                                 8                 SHARED VOTING POWER:                                                      703,280

                       -----------------------     --------------------------------------------------------- -----------------------
                                 9                 SOLE DISPOSITIVE POWER:                                                         0

                       -----------------------     --------------------------------------------------------- -----------------------
                                 10                SHARED DISPOSITIVE POWER:                                                 703,280

------------------     -------------------------------------------------------------------------------------------------------------
    11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                             703,280
------------------     -------------------------------------------------------------------------------------------------------------
    12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                [ ]

------------------     -------------------------------------------------------------------------------------------------------------
    13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                   6.3%
------------------     -------------------------------------------------------------------------------------------------------------
    14                 TYPE OF REPORTING PERSON:                                        CO
------------------     -------------------------------------------------------------------------------------------------------------







                                       7

-------------------------------------------------------                 ------------------------------------------------------------
CUSIP No. 000G312151                                         13D                                                         Page 8
-------------------------------------------------------                 ------------------------------------------------------------

------------------     -------------------------------------------------------------------------------------------------------------
    1                  NAME OF REPORTING PERSON                                         PETER M. COLLERY
                       S.S. OR I.R.S. IDENTIFICATION NO.
                       OF ABOVE PERSON
------------------     -------------------------------------------------------------------------------------------------------------
    2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                   (a) [X]
                                                                                                                           (b) [ ]
------------------     -------------------------------------------------------------------------------------------------------------
    3                  SEC USE ONLY
------------------     -------------------------------------------------------------------------------------------------------------
    4                  SOURCE OF FUNDS:                                                             OO/PF
------------------     -------------------------------------------------------------------------------------------------------------
    5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                       PURSUANT TO ITEM 2(d) OR 2(e):                                                                         [ ]
------------------     -------------------------------------------------------------------------------------------------------------
    6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                                           United States
------------------     -------------------------------------------------------------------------------------------------------------
                                 7                 SOLE VOTING POWER:                                                      20,000*+
 NUMBER OF
   SHARES

BENEFICIALLY
  OWNED BY

    EACH
 REPORTING

PERSON WITH
                       -----------------------     --------------------------------------------------------- -----------------------
                                 8                 SHARED VOTING POWER:                                                 1,154,700+

                       -----------------------     --------------------------------------------------------- -----------------------
                                 9                 SOLE DISPOSITIVE POWER:                                                 20,000*

                       -----------------------     --------------------------------------------------------- -----------------------
                                 10                SHARED DISPOSITIVE POWER:                                            1,154,700

------------------     -------------------------------------------------------------------------------------------------------------
    11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                        1,174,700**
------------------     -------------------------------------------------------------------------------------------------------------
    12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                [ ]

------------------     -------------------------------------------------------------------------------------------------------------
    13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                10.6%+
------------------     -------------------------------------------------------------------------------------------------------------
    14                 TYPE OF REPORTING PERSON:                                        IN
------------------     -------------------------------------------------------------------------------------------------------------


*All of such shares are held by Mr. Collery as custodian for his children in the following amounts: (i) Claire Adams Collery: 6,667 shares; (ii) Edward Arnold
Collery: 6,666 shares; and (iii) Elizabeth Adams Collery: 6,667 shares

** Of such amount, 20,000 shares are held by Mr. Collery as custodian for his children as stated immediately above.

+  See Item 5 hereof.





                                       8

-------------------------------------------------------                 ------------------------------------------------------------
CUSIP No. 000G312151                                         13D                                                         Page 9
-------------------------------------------------------                 ------------------------------------------------------------

------------------     -------------------------------------------------------------------------------------------------------------
    1                  NAME OF REPORTING PERSON                                         NEIL H. KOFFLER
                       S.S. OR I.R.S. IDENTIFICATION NO.
                       OF ABOVE PERSON
------------------     -------------------------------------------------------------------------------------------------------------
    2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                   (a) [X]
                                                                                                                           (b) [ ]
------------------     -------------------------------------------------------------------------------------------------------------
    3                  SEC USE ONLY
------------------     -------------------------------------------------------------------------------------------------------------
    4                  SOURCE OF FUNDS:                                                             OO/PF
------------------     -------------------------------------------------------------------------------------------------------------
    5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                       PURSUANT TO ITEM 2(d) OR 2(e):                                                                           [ ]
------------------     -------------------------------------------------------------------------------------------------------------
    6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                                           United States
------------------     -------------------------------------------------------------------------------------------------------------
                                 7                 SOLE VOTING POWER:                                                              0
 NUMBER OF
   SHARES

BENEFICIALLY
  OWNED BY

    EACH
 REPORTING

PERSON WITH
                       -----------------------     --------------------------------------------------------- -----------------------
                                 8                 SHARED VOTING POWER:                                                  1,134,700+

                       -----------------------     --------------------------------------------------------- -----------------------
                                 9                 SOLE DISPOSITIVE POWER:                                                       0

                       -----------------------     --------------------------------------------------------- -----------------------
                                 10                SHARED DISPOSITIVE POWER:                                             1,134,700

------------------     -------------------------------------------------------------------------------------------------------------
    11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                         1,134,700
------------------     -------------------------------------------------------------------------------------------------------------
    12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                [ ]

------------------     -------------------------------------------------------------------------------------------------------------
    13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                10.2%+
------------------     -------------------------------------------------------------------------------------------------------------
    14                 TYPE OF REPORTING PERSON:                                        IN
------------------     -------------------------------------------------------------------------------------------------------------


+  See Item 5 hereof.







                                       9

-------------------------------------------------------                 ------------------------------------------------------------
CUSIP No. 000G312151                                         13D                                                         Page 10
-------------------------------------------------------                 ------------------------------------------------------------

------------------     -------------------------------------------------------------------------------------------------------------
    1                  NAME OF REPORTING PERSON                                         SC FUNDAMENTAL LLC EMPLOYEE SAVINGS
                                                                                        AND PROFIT SHARING PLAN
                       S.S. OR I.R.S. IDENTIFICATION NO.
                       OF ABOVE PERSON
------------------     -------------------------------------------------------------------------------------------------------------
    2                  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                   (a) [X]
                                                                                                                           (b) [ ]
------------------     -------------------------------------------------------------------------------------------------------------
    3                  SEC USE ONLY
------------------     -------------------------------------------------------------------------------------------------------------
    4                  SOURCE OF FUNDS:                                                             WC/OO
------------------     -------------------------------------------------------------------------------------------------------------
    5                  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                       PURSUANT TO ITEM 2(d) OR 2(e):                                                                          [ ]
------------------     -------------------------------------------------------------------------------------------------------------
    6                  CITIZENSHIP OR PLACE OF ORGANIZATION:                                                              Delaware
------------------     -------------------------------------------------------------------------------------------------------------
                                 7                 SOLE VOTING POWER:                                                         20,000
 NUMBER OF
   SHARES

BENEFICIALLY
  OWNED BY

    EACH
 REPORTING

PERSON WITH
                       -----------------------     --------------------------------------------------------- -----------------------
                                 8                 SHARED VOTING POWER:                                                            0

                       -----------------------     --------------------------------------------------------- -----------------------
                                 9                 SOLE DISPOSITIVE POWER:                                                    20,000

                       -----------------------     --------------------------------------------------------- -----------------------
                                 10                SHARED DISPOSITIVE POWER:                                                       0

------------------     -------------------------------------------------------------------------------------------------------------
    11                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                                              20,000
------------------     -------------------------------------------------------------------------------------------------------------
    12                 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                                  [ ]

------------------     -------------------------------------------------------------------------------------------------------------
    13                 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                               0.2%
------------------     -------------------------------------------------------------------------------------------------------------
    14                 TYPE OF REPORTING PERSON:                                        EP
------------------     -------------------------------------------------------------------------------------------------------------


                     This Amendment No. 9 ("Amendment No. 9") amends the Statement on Schedule 13D (the "Schedule 13D") filed on August 21, 2000, as amended by Amendment No. 1 filed on October 13, 2000, Amendment No. 2 filed on November 17, 2000, Amendment No. 3 filed on January 19, 2001, Amendment No. 4 filed on March 26, 2001, Amendment No. 5 filed on September 28, 2001, Amendment No. 6 filed on October 22, 2001, Amendment No. 7 filed on April 17, 2002, and Amendment No. 8 filed on December 6, 2002 by and on behalf of SC Fundamental Value Fund, L.P. ("Fund"), SC Fundamental LLC ("SCFLLC"), SC Fundamental Value BVI, LTD. ("BVI Fund"), SC-BVI Partners ("BVI Partners"), PMC-BVI, Inc. ("PMCBVI"), SC Fundamental Value BVI, Inc. ("BVI Inc."), Peter M. Collery ("Collery"), Neil H. Koffler ("Koffler"), and SC Fundamental LLC Employee Savings and Profit Sharing Plan ("SC Plan") as members of a joint filing group (collectively, the "Reporting Persons") with respect to their ownership of common stock, par value $1.00 per share (the "Common Stock"), of ESG Re Limited (the "Company"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D, as amended.


ITEM 5.    INTEREST IN SECURITIES OF THE ISSUER

                     (a) The responses of the Reporting Persons to Rows (11) through (13) of the cover pages of this Amendment No. 9 are incorporated herein by reference. As of the close of business on January 2, 2003, the Reporting Persons beneficially owned (or are deemed, solely for purposes of Rule 13d-3, to beneficially own), directly or indirectly, an aggregate of 1,174,700 shares of Common Stock, representing approximately 10.6% of the Common Stock outstanding on January 2, 2003 (based on 11,113,805 shares of Common Stock outstanding as of December 18, 2002 as reported in the Company's press release dated December 19,
2002). Each of the Reporting Persons, by virtue of Rule 13d-3, may be deemed to own beneficially the number of shares and percentages of Common Stock set forth opposite their names below.

                                                                  Shares of
Name                                                             Common Stock              Percentage
----                                                             ------------              ----------
SC Fundamental Value Fund, L.P.                                     431,420 (1)              3.9%
SC Fundamental LLC                                                  431,420 (1)              3.9%
SC Fundamental Value BVI, Ltd.                                      703,280                  6.3%
SC Fundamental Value BVI, Inc.                                      703,280                  6.3%
SC-BVI Partners                                                     703,280                  6.3%
PMC-BVI, Inc.                                                       703,280                  6.3%
Peter M. Collery                                                  1,174,700 (1)(2)          10.6% (3)
Neil H. Koffler                                                   1,134,700 (1)             10.2% (3)
SC Fundamental LLC Employee Savings and Profit Sharing
Plan                                                                 20,000                  0.2%


(1) Includes 430,420 shares of Common Stock which Fund has the right to acquire within 60 days through the exercise of an option.

(2) Includes 20,000 shares of Common Stock held by Collery as custodian for his children.

(3) The Company's By-laws may limit the voting rights of a shareholder to 9.9% of the voting power of the Company.


                     (b) The responses of the Reporting Persons to (i) Rows (7) through (10) of the cover pages of this Amendment No. 9 and (ii) Item 5(a) hereof are incorporated herein by reference. Koffler and Collery, by virtue of their status as members of SCFLLC, the general partner of Fund, may be deemed to share with Fund and SCFLLC the power to vote or direct the vote and to dispose or to direct the disposition of shares of Common Stock of which Fund is the direct beneficial owner.

                     Koffler, by virtue of his status as an executive officer of BVI Inc., and Collery, by virtue of his status as the sole stockholder and an executive officer of BVI Inc., the managing general partner of BVI Partners, which is the investment manager of BVI Fund, may be deemed to share with BVI Inc., BVI Partners and BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which BVI Fund is the direct beneficial owner.

                     Collery, by virtue of his status as the sole stockholder, director and executive officer of PMCBVI, a general partner of BVI Partners, which is the investment manager of BVI Fund, may be deemed to share with PMCBVI, BVI Partners and BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which BVI Fund is the direct beneficial owner.

                     Collery has the sole power to vote or direct the vote and to dispose or to direct the disposition of 20,000 shares of Common Stock of which he is the custodian for his children.

                     Collery, by virtue of his status as the trustee for SC Plan, may be deemed to share with SC Plan the power to vote or direct the vote and to dispose or direct the disposition of shares of Common Stock of which SC Plan is the direct beneficial owner.


                     (c) The Reporting Persons effected no transactions in Common Stock during the 60 days prior to the date of Amendment No. 8 to this
Schedule 13D other than as described in Item 6 thereof, and effected no transactions in Common Stock since Amendment No. 8 to this Schedule 13D other than as described in Item 6 hereof.

                     (d) Not applicable.

                     (e) Not applicable.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

                     As described in Item 6 of Amendment No. 8 to this Schedule 13D, pursuant to an amended notice of execution of a Forward Agreement, dated November 26, 2002 (the "Forward Agreement"), on January 2, 2003, Fund consummated the sale to Commerzbank AG ("Commerzbank") of a basket of shares of securities of several entities, including 430,420 shares of Common Stock. The sale price for the 430,420 shares of Common Stock was $0.70 per share.

             [The remainder of this page intentionally left blank.]

                                   SIGNATURES

                     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.


Dated: January 3, 2003

                          SC FUNDAMENTAL VALUE FUND, L.P.

                          By:   SC Fundamental LLC, as
                                General Partner

                          By:      /s/ Neil H. Koffler
                             --------------------------------------------------
                               Neil H. Koffler, Member



                          SC FUNDAMENTAL LLC

                          By:      /s/ Neil H. Koffler
                             --------------------------------------------------
                               Neil H. Koffler, Member



                          SC FUNDAMENTAL VALUE BVI, LTD.

                          By: SC Fundamental Value BVI, Inc., as managing general partner of investment manager

                          By:      /s/ Neil H. Koffler
                             --------------------------------------------------
                               Neil H. Koffler, Vice President



                          SC-BVI PARTNERS

                          By: SC Fundamental Value BVI, Inc., as managing general partner

                          By:      /s/ Neil H. Koffler
                             --------------------------------------------------
                               Neil H. Koffler, Vice President



                          PMC-BVI, INC.

                          By:      /s/ Neil H. Koffler
                             --------------------------------------------------
                               Neil H. Koffler as Attorney-in-Fact for
                               Peter M. Collery, President (1)

                          SC FUNDAMENTAL VALUE BVI, INC.

                          By:      /s/ Neil H. Koffler
                             --------------------------------------------------
                               Neil H. Koffler, Vice President


                                   /s/ Neil H. Koffler
                             --------------------------------------------------
                               Neil H. Koffler as Attorney-in-Fact for
                               Peter M. Collery (1)


                                   /s/ Neil H. Koffler
                             --------------------------------------------------
                               Neil H. Koffler



                          SC FUNDAMENTAL LLC EMPLOYEE SAVINGS AND PROFIT SHARING PLAN

                          By:      /s/ Neil H. Koffler
                             --------------------------------------------------
                               Neil H. Koffler as Attorney-in-Fact for
                               Peter M. Collery, Trustee (1)





(1) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery. The Power of Attorney for Mr. Collery is attached as Exhibit 2 to the Schedule 13D.








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